Exhibit 3.94

CONSENT OF MEMBER AND MANAGER
OF
GEAR DESIGN AND MANUFACTURING, LLC

As of February 16, 2017

The undersigned, being the sole member of Gear Design and Manufacturing, LLC, a Delaware limited liability company (the “Company”) consents to the following resolutions in lieu of a meeting of the Company’s member pursuant to the Delaware Limited Liability Company Act:

Appointment of Manager

RESOLVED, that the Company shall be managed under the authority of one or more managers as designated from time to time by the Member, and that the initial manager of the Company shall be the Member.

Adoption of Limited Liability Company Agreement

WHEREAS, the Member has reviewed a Limited Liability Company Agreement pertaining to the Company, dated as of the same date as this Consent (the “LLC Agreement”), and has determined that the adoption of the LLC Agreement is in the best interests of the Company and its member;

RESOLVED, that the Member hereby consents to and adopts the LLC Agreement.

Appointment of Directors

WHEREAS, Section 4(a) of the LLC Agreement provides that the Managers may delegate such management authority to persons or entities and the Managers determine and may give such persons or entities titles such as general manager, director, principal, president, vice president, secretary, and treasurer, as the Managers determine, with such rights and duties as may be specified by the Managers;

RESOLVED, that the Member, in its capacity as Manager of the Company, hereby appoints Benjamin Schmidt, Jan van Dijk and Mark Blaufuss as Directors of the Company;

FURTHER RESOLVED, that each Director of the Company shall have authority to make and enter into contracts and other obligations on behalf of the Company, which contracts and obligations, when executed by a Director, shall constitute valid and binding obligations of the Company.

Bank Account

RESOLVED, that the officers of the Manager, and each of them, and any person(s) to whom such an officer delegates such authority, are authorized to designate one or more depositories for the Company upon the terms and conditions set forth in such depository’s standard form of depository resolution, which terms and conditions are approved and adopted as if they were completely set forth in this resolution, and any individual named by any officer of the Manager shall be an authorized signatory. The certification by any officer of the Manger of the existence of a depository relationship, such an officer’s adoption and approval of the standard terms and conditions, and the identity of the authorized signatories shall be conclusive proof of such matters.

General Authorization

RESOLVED, that the Manager is authorized and directed to take any additional actions and to enter into any agreements or arrangements as any officer of the Manager determines is necessary, appropriate, or in the Company’s best interests in order to carry out these resolutions; and

FURTHER RESOLVED, that this Consent of Member shall be effective as of the date first written above and filed with the minutes of the Company.

* * *

The undersigned has executed this Consent of Member as of the date first set forth above.

METALDYNE POWERTRAIN COMPONENTS, INC.

By	Thomas M. Dono Jr.

Its	Secretary